Registration Nos. 333-97821

333-76356

333-48778

333-40912

333-52489

333-45349

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	99-3128324
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6001 America Center Drive

San Jose, California 95002

(408) 586-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sayed M. Darwish

Chief Legal Officer and Executive Vice President, Corporate Development

Polycom, Inc.

6001 America Center Drive

San Jose, California 95002

(408) 586-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jose F. Macias, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 filed by Polycom, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) (collectively, the “Registration Statements”):

•	Registration Statement on Form S-3, as amended (Registration Number 333-97821), initially filed on August 8, 2002 registering 1,067,434 shares of common stock, par value $0.0005 per share, of the Company (“Common Stock”);

•	Registration Statement on Form S-3, as amended (Registration Number 333-76356), initially filed on January 7, 2002 registering 7,000,000 shares of Common Stock;

•	Registration Statement on Form S-3, as amended (Registration Number 333-48778), initially filed on October 27, 2000, registering 1,403,702 shares of Common Stock;

•	Registration Statement on Form S-3, as amended (Registration Number 333-40912), initially filed on July 6, 2000, registering 2,600,000 shares of Common Stock;

•	Registration Statement on Form S-3 (Registration Number 333-52489), filed on May 12, 1998, registering 1,020,476 shares of Common Stock; and

•	Registration Statement on Form S-3, as amended (Registration Number 333-45349), initially filed on January 30, 1998, registering 8,676,276 shares of Common Stock.

Pursuant to the Agreement and Plan of Merger dated as of July 8, 2016, by and among the Company, Triangle Private Holdings I, LLC, a Delaware limited liability company (“Parent”), and Triangle Private Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent. In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 27, 2016.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Name:	Sayed M. Darwish
Title:	Chief Legal Officer and Executive Vice President, Corporate Development

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.